Exhibit 10.7

December 15, 2014

Kenneth B. Newman, M.D., M.B.A

20 Sunderland Lane

Katonah, NY  10236

Re:                             Offer of Employment

Dear Dr. Newman:

On behalf of Verona Pharma, Inc. (the “Company”), I am pleased to offer you the position of Chief Medical Officer.  This offer letter agreement (the “Agreement”) sets forth the terms of employment the Company is offering you.  If you accept this offer, we anticipate that your first day of employment will be January 1, 2015.

1.             DUTIES.  As the Company’s Chief Medical Officer, you will be responsible for developing the Company’s global product portfolio strategy to bring products to market in compliance with global regulatory, legislative and medical/health requirements and perform the other duties associated with this position.  You will report to the Chief Executive Officer (the “CEO”) of Verona Pharma plc, the Company’s parent (“Parent”).  You will perform your services at your home office until the Company establishes an office in or around the New York metropolitan area.  In the event that the Company asks you to relocate, the Company will reimburse your relocation expenses on terms to be mutually agreed upon prior to the relocation.  You shall devote your full time and attention to the business affairs of the Company.

2.             BASE SALARY.  You will receive an annual base salary of $340,000 for all hours worked, less payroll deductions and withholdings, earned and payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect.

3.             BONUS.  You will be eligible to participate in the Company’s annual bonus plan, with a target bonus of 40% of your base salary, subject to the terms of such plan and on such other terms and conditions as may be determined by the Company.  You must be employed on the date of payment of the bonus in order to be eligible for the bonus.

4.             STOCK OPTIONS.  Subject to the approval of the board of directors of Parent, you will be granted an option to subscribe for a total of 12,500,000 ordinary shares in the capital of Parent exercisable at the greater of 2.2 pence per ordinary share, or the market price of the Company’s shares traded on the AIM stock exchange at the date of grant (the “Stock Option”).

Verona Pharma, Inc.

Kaye Scholer LLP, 250 West 55th Street, New York, NY 10019-9710, USA
E-mail: info@veronapharma.com ▪ Website: www.veronapharma.com

The Stock Option will be granted pursuant to, and subject to, Parent’s equity incentive plan.  The definitive terms of the Stock Option will be governed by the equity incentive plan, which requires, as a condition of the grant, that you enter into a written option agreement, which will contain the definitive terms of the Stock Option.  The Stock Option shall cliff vest upon the earlier of (A) the third anniversary of the date of grant and (B) a change in control of Parent (as defined in the equity incentive plan or option agreement), in each case subject to your continued employment through such date or such change in control, as the case may be, provided however that if your employment under this Agreement is terminated by the Company without Cause (as defined in paragraph 7(a) below) within six months before the third anniversary of the date of grant, then the Stock Option shall vest in full upon the date of such termination subject to the release requirement set forth in paragraph 7(a) below.

5.             BENEFITS.    The Company does not currently sponsor any insurance or retirement plans.   If and when the Company’s establishes any such plans, you will be entitled to participate in the plans generally available from time to time to employees of the Company, subject to the terms of such plans.  Notwithstanding the foregoing, for so long as you are eligible for COBRA coverage from your previous employer or until the Company establishes a health insurance plan, whichever occurs first, the Company will reimburse you on a monthly basis for the premiums you pay for COBRA coverage, provided that you produce evidence of your payment of such premiums.  If the Company has not implemented a health insurance plan by the time that the COBRA coverage from your previous employer ends, the Company will reimburse you for the premiums you pay for private health insurance on similar terms to the COBRA coverage. In addition, the Company will procure short-term disability insurance for you in accordance with New York state law. Furthermore, until the Company establishes a long-term disability plan, the Company will reimburse you on a monthly basis for the premiums you pay for private long-term disability insurance, up to $800 per month, provided that you produce evidence of your payment of such premiums.  You will be entitled to five (5) weeks of paid time off per year, earned and accrued on a pro rata basis throughout the year, provided that you may not carry over more than five (5) weeks of accrued but unused time into a subsequent year and you will not be paid for any accrued but unused time upon termination of employment.

6.             EXPENSES.  You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the standard policies of the Company and Parent, provided that you produce to the Company such evidence of actual payment as the Company may require.

7.             SEVERANCE BENEFITS.

(a)           Termination By The Company Without Cause or Termination by the Employee for Good Reason.  If this Agreement is terminated by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), and if you sign an agreement acceptable to the Company that (i) waives any rights you may otherwise have against the Company and Parent, (ii) releases the Company and Parent from any actions, suits, claims, proceedings and demands you may have relating to the period of your employment with the Company and/or the termination of your employment, and (iii) contains certain other obligations which will be set forth at the time of the termination, the Company shall provide

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you with the following severance benefits:  (1) continuation of your base salary less payroll deductions and withholding for a period of six (6) months; (2) continued payment, or reimbursement, as the case may be, of your COBRA premiums at the rate in effect upon termination for a period of six (6) months; (3) a pro-rated portion of the annual bonus you otherwise would have earned for the year in which termination occurs, if any, based upon actual performance for such year; and (4) if your termination date is within six months before the third anniversary of the date of grant of the Stock Option, the Stock Option shall vest in full as of the termination date.

(b)           Termination By The Company Without Cause Following Change in Control.  If this Agreement is terminated by the Company without Cause within twelve (12) months following a Change in Control, subject to the release requirement set forth in paragraph (a) above, the Company shall provide you with the following severance benefits in lieu of any benefits under paragraph (a) above:   (1) continuation of your base salary less payroll deductions and withholding for a period of nine (9) months; (2) continued payment, or reimbursement, as the case may be, of your COBRA premiums at the rate in effect upon termination for a period of nine (9); and (3) a pro-rated portion of the annual bonus you otherwise would have earned for the year in which termination occurs, if any, based upon actual performance for such year.

(c)           Termination By The Company With Cause, By Reason of Death or Disability or By Resignation.  If this Agreement is terminated by the Company at any time with Cause, by reason of your death or disability, or if you terminate your employment with the Company under this Agreement, you shall not be entitled to any severance pay, severance benefits, accelerated vesting or any compensation or benefits from the Company whatsoever.

(d)           Definitions:

A.            Cause.  “Cause” for purposes of this Agreement shall mean if you:  (1) shall have committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (2) shall have committed intentional acts that materially impair the goodwill or business of the Company or Parent or cause material damage to Company’s or Parent’s property, goodwill, or business; (3) shall have refused to, or willfully failed to, perform your material duties hereunder; or (4) shall have violated any written policies or procedures of the Company or Parent.

B.            Change in Control.  For purposes of this Agreement, the term “Change of Control” means the consummation of any of the following transactions:

(1)           a shareholder, or a group of associated shareholders, becoming entitled to sufficient shares in Parent to give it or them the ability and that ability is successfully exercised, in a general meeting, to replace all or a majority of the board of directors of Parent;

(2)           in relation to a takeover bid in respect of shares in Parent, during the “Bid Period” as defined in the Companies Act 1985 provided that where a takeover bid is publicly announced prior to the service of a bidder’s statement on Parent in relation to that

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takeover bid, the Bid Period shall be deemed to have commenced at the time of that announcement; and

(3)           on an application under the Companies Act 1985 if a court orders a meeting to be held concerning a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of Parent or its amalgamation with any other company.

C.            Good Reason.  “Good Reason” for purposes of this Agreement shall mean if (i) the Company moves or relocates you and you are unable to achieve on reasonable terms approximately equivalent living circumstances to your situation in the New York metropolitan area, (ii) you are demoted or assigned duties of less seniority than your duties under this Agreement, or (iii) the Company decreases by 15% or more your base salary and target bonus under this Agreement.  In order for you to terminate your for “Good Reason” under this paragraph, immediately after becoming aware of the breach or other event giving rise to your right to terminate, you must have provided the Company with written notice of your right to terminate pursuant to this paragraph, the Company must have failed to cure the breach or other event so specified, if curable, within thirty days after receiving such notice.

(e)           Release Requirement and Timing of Severance Payments.  In order to receive the severance benefits under paragraph (a) or (b) above, as applicable, you must sign and tender the release as described above not later than sixty (60) days following your last day of employment, or such earlier date as required by the Company, and if you fail or refuse to do so, you shall forfeit the right to such termination compensation as would otherwise be due and payable.   If the severance payments are otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), they shall begin on the first pay period following the date that is sixty (60) days after your employment terminates and shall otherwise begin on the first pay period after the release becomes effective (with the initial salary continuation payment to include any unpaid salary continuation payments from the date your employment terminated), subject to your executing and tendering the release on the terms as set forth in the immediately preceding sentence.  The pro-rated bonus, if any, shall be paid when such bonus would have been paid absent the termination of your employment and in all cases in the calendar year following the fiscal year to which the bonus relates.

8.             COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT.  As an employee of the Company, you will be expected to abide by all of the applicable policies and procedures of the Company and Parent.  As a condition of your employment, you agree to sign and to abide by the terms of a Protective Agreement with the Company, which is attached hereto as Exhibit A.

9.             NEW YORK WAGE THEFT PREVENTION ACT NOTICE.  Attached as Exhibit B a notice containing certain information regarding your pay as required by the New York Wage Theft Prevention Act.

10.          AT-WILL EMPLOYMENT.  As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company.  Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  Your at-will employment relationship with the Company cannot be changed except in writing signed by the CEO.

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11.          ENTIRE AGREEMENT.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein.  If you enter into this Agreement, you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein.  This Agreement supersedes any other such promises, warranties, representations or agreements.  This Agreement may not be amended or modified except by a written instrument signed by you and the CEO.

12.          GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the laws of the State of New York.

13.          DISPUTE RESOLUTION.  To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in New York, New York, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.    Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York.  In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing) (b) to interpret or enforce the Protective Agreement (which shall not be covered by the dispute resolutions contained in this paragraph), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement.  Each party shall bear his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.

14.          SECTION 409A.  You and the Company intend that the payments and benefits provided for in this letter either be exempt from Section 409A of the Code, or be provided for in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 14.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 7 above shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  Further, if you are a “specified employee” as such term is defined under Section 409A of the

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Code and the regulations and guidance promulgated thereunder, any payments described in Section 7 above shall be delayed for a period of six (6) months following your separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.   In addition, (i) in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit and (ii) reimbursement requests must be timely submitted by you and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  The reimbursement provisions in this Section 14 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you.

15.          AUTHORIZATION TO WORK AND BACKGROUND CHECK.  Your employment with the Company is contingent upon satisfactory results from any pre-employment background checks that we may deem necessary, including, but not limited to, a credit check, criminal background check, drug screening and confirmation of your legal authorization to work in the United States.  Our offer is also contingent upon you not being subject to any limitation, obligation or agreement, whether imposed by contract, statute or otherwise, that would preclude your employment by the Company or in any way restrict your ability to perform your duties as an employee.  If you have provided the Company with any false information with respect to your employment history, educational background or other credentials, the offer of employment contained herein shall be withdrawn or, if you have already been hired, your employment shall be immediately terminated.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me no later than December 15, 2014.

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

Verona Pharma, Inc.

/s/ Jan-Anders Karlsson
Name:	J-A Karlsson
Its:	CEO 15 Dec 2014

Accepted and Agreed to by:

/s/ Kenneth B. Newman
Employee Name:	Kenneth B. Newman, M.D., M.B.A
Date:	Dec. 15, 2014

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Exhibit A

Protective Agreement

(attached)

PROTECTIVE AGREEMENT

THIS PROTECTIVE AGREEMENT is made and entered into as of the 15th day of December, 2014, by and between Kenneth B. Newman, M.D., M.B.A. and Verona  Pharma, Inc. and each of its subsidiaries, parents, affiliates, successors or assigns (collectively, Verona Pharma, Inc. and each of its subsidiaries, parents, affiliates, successors and assigns shall be referred to herein as the “Company”).

1.             I acknowledge and agree that solely by virtue of my employment with the Company, I will acquire “Confidential Information,” as well as special knowledge of the Company’s relationships with its customers, prospective customers and suppliers, and that, but for my association with the Company, I will not have had access to the Confidential Information or knowledge of the relationships. As a condition precedent to the Company employing me, and as consideration for my employment, I represent and warrant as follows:

A.           I have voluntarily signed this Agreement after determining that the provisions contained in this Agreement are of a material benefit to me, and that the duties and obligations imposed on me are fair and reasonable and will not prevent me from earning a comparable livelihood following the termination of my employment with the Company.

B.           I have read and fully understand the terms of this Agreement and have considered its benefits and consequences. I also have informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which I am subject or may be bound.

C.           I agree that, during the time of my employment with the Company and for a period of six months after the termination of my employment, whether voluntary or involuntary, I will not, directly or indirectly, except on behalf of the Company:

(1)      contact, solicit or accept if offered to me, or direct any person or entity to contact, solicit or accept if offered to it, any of the Company’s customers or prospective customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term of my employment or for the purpose of otherwise interfering with the business relationships between the Company and its customers or prospective customers: or

(2)      solicit or accept if offered to me, with or without solicitation, on my own behalf or on behalf of any other person or entity, the services of any person who is a current employee or independent contractor of the Company (or was an employee or independent contractor of the Company during the year preceding such solicitation), nor solicit any of the Company’s current employees or independent contractors (or any individual who was an employee or independent contractor of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee or independent contractor (or any individual who was an employee or independent contractor of the Company during the year preceding such hire) of the

Company into employment or an engagement with me or any other person or entity; or

(3)                become associated with any business, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, member, manager, officer, director, employee, agent or in any other capacity, involved in the development and/or marketing of medicines to treat respiratory obstructive diseases or any other business that may be carried on by the Company from time to time.

D.              I acknowledge and agree that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if I become employed by another employer, I will be required to disclose the existence of this Paragraph 1 to such employer and I consent to and the Company is given permission to disclose the existence of this Paragraph 1 to such employer. I further acknowledge and agree that, if I breach any of the requirements of subparagraph C, the one (1) year restricted period set forth therein shall be tolled during the time of such breach.

E.              For purposes of this Paragraph 1: (i) “customer” is defined as any person or entity that purchased any type of product and/or service from the Company (including as a licensee) or is or was doing business with the Company or me within the twelve (12) month period immediately preceding the solicitation or other activity prohibited by subparagraph C; (ii) “prospective customer” is defined as any person or entity contacted or solicited by the Company or me (whether directly or indirectly) or who contacted the Company or me (whether directly or indirectly) within the twelve (12) month period immediately preceding the solicitation or other activity prohibited by subparagraph C for the purpose of having such persons or entities become a customer of the Company (including as a licensee); and (iii) “supplier” is defined as any person or entity who is or was supplying products or services to the Company (including as a licensor) within the twelve (12) month period immediately preceding the activity prohibited by subparagraph C.

F.              I agree that both during my employment and thereafter I will not use for myself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by me during my relationship with the Company, except where such disclosure is consented to, or approved by, the Company. I agree that “Confidential Information” includes but is not limited to:

(1)           the Company’s corporate, business development and marketing strategy and plans;

(2)           budgets, management accounts, bank account details and other confidential financial data of the Company;

(3)           know-how and products being developed by the Company, including inventions and discoveries, biological and chemical fOormulations, research and development methods and processes, scientific techniques and formulas and results of experimentation and testing including, without limitation, clinical, biological, pharmaceutical, toxicological and pre-clinical and clinical test data;

(4)           reports, confidential aspects of the Company’s computer technology and systems, confidential algorithms developed or used by the Company, confidential information relating to proprietary computer hardware or software (including updates) not generally known to the public;

(5)           confidential methods and processes, information relating to the running of the Company’s business which is not in the public domain, including details of salaries, bonuses, commissions and other employment terms applicable within the Company;

(6)           the names, addresses and contact details of any existing or prospective customers, suppliers or business partners of the Company and their requirements for any of the Company’s products or services. Without prejudice to the foregoing, this includes personal information provided to the Company by visitors to and users of any of its websites;

(7)           the terms on which the Company does business with any existing or prospective customers, suppliers or business partners of the Company and the terms of any partnership, joint venture or other form of commercial co-operation or agreement the Company enters into with any third party;

(8)           software and technical information necessary for the development, maintenance or operation of any of the Company’s websites and the source code of each website;

(9)           any other information which the Company is bound by an obligation of confidence owed to a third party, in particular the content of discussions or communications with any prospective customers, suppliers or business partners; and

(10)         any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to the Company’s affairs or interests or with whom the Company does business.

The Company acknowledges and agrees that Confidential Information does not include (a) information properly in the public domain, or (b) information in my possession prior to the date of my original employment with the Company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company.

G.              I shall not, except in the proper performance of my duties, or with the Company’s permission, remove any property belonging or relating to the Company from the Company’s premises, or make any copies of documents or records relating to the Company’s affairs. Upon the Company’s request at any time, and in any event on the termination of my employment, I shall immediately deliver up to the Company or its authorized representative any plans, keys, mobile telephone, security passes, credit cards, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in my possession or control which belongs to the Company or relates to its affairs. I shall, at the Company’s request, provide the Company with a written statement that I have complied with this obligation. If I have any information relating to the Company or work I have carried out for the Company which is stored on a computer or laptop computer, whether or not the computer is owned by the Company, the Company shall be entitled to download the information and/or supervise its deletion from the computer or laptop concerned.

H.            I recognize and agree that all ideas, know how, confidential information, inventions, discoveries, biological and chemical formulations, research and development methods and processes, scientific techniques and formulas and results of experimentation and testing including, without limitation, clinical, biological, pharmaceutical, toxicological and pre-clinical and clinical test data, products, patents, designs, trademarks, database right or copyright work or any right to prevent reproduction whether or not any of these is registered and including applications for any such right, matter or thing or registration thereof and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, and all trade secrets, business applications, plans, writings and other developments or improvements and all other intellectual property and proprietary rights and any derivative works based thereon (the “Inventions”) made, conceived, or completed by me, alone or with others, during the time of my employment, whether or not during working hours, that are within the scope of the Company’s business operations, or that relate to any of the Company’s work or projects, are the sole and exclusive property of the Company. I further agree that (1) I will promptly disclose all Inventions to the Company and hereby assign to the Company all present and future rights I have or may have in those Inventions; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to the Company, I will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me, and I acknowledge that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Notwithstanding the foregoing, I acknowledge that, the Company has informed me that the provisions of this Paragraph H will not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by me for the Company.

I.             I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files (whether on a Company computer or a home personal computer), email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

J.             It is agreed that any breach of any of the covenants contained in this Paragraph I will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach of any such covenant. I agree to pay all of the Company’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in enforcing such covenants.

2.         Nothing contained in this Agreement creates any right of employment or limits or restricts the Company’s or my right to terminate my employment at any time with or without cause.

3.         I hereby authorize the Company, at any time during my employment or following my termination, to withhold from any monies it otherwise owes me (including without limitation salary, bonus, commissions and expense reimbursements) any and all monies due from me to the Company (including without limitation cash and travel advances, overpayments made to me by the Company, and any debt I owe the Company for any reason, including without limitation misuse or misappropriation of Company assets). At the termination of my employment with the Company or at any other time upon reasonable notice, I agree to execute whatever documentation may be necessary to authorize the Company to make the withholdings described in this paragraph.

4.         It is our intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The Company and I further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if we are unable to agree upon a lawful substitute, the Company and I desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement. This Agreement contains the entire understanding and agreement between us with respect to this subject matter, and supersedes all prior oral and written agreements, if any, between us with respect to that subject matter. I understand and acknowledge that the Company’s rights under this Agreement shall inure to the benefit of any of its successors and/or assigns, and I shall continue to be bound by the terms hereof with any of the Company’s successors and/or assigns.

5.         I understand that the Company does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, I agree that I will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information. I will not incorporate into my work any material that is subject to the copyrights of any third party unless the Company has a written agreement with that third party or otherwise has the right to receive and use such information.

6.         This Agreement will be governed and construed in accordance with the laws of the New York, including the internal conflicts of law. I agree and consent to submit to personal jurisdiction in the State of New York in any state or federal court of competent subject matter jurisdiction situated in New York, New York. I further agree to waive any right I otherwise may have to a trial by jury in any action to enforce the terms of this Agreement.

We have executed this Agreement on the day and year first above written.

Verona Pharma, Inc.

/s/ Kenneth B. Newman	By:	/s/ J-A Karlsson
Kenneth B. Newman, M.D., M.B.A.	Name:	J-A Karlsson
	Title:	CEO

Exhibit B

New York Wage Theft Prevention Act Notice

(attached)

Notice and Acknowledgement of Pay Rate and Payday Under Section 195.1 of the New York State Labor Law Notice for Exempt Employees

1. Employer Information
Name:

Verona Pharma, Inc.

Doing Business As (DBA) Name(s):

FEIN (optional):

Physical Address:

Mailing Address:

C1- Kaye Scholer, LLP
250 West 55th street
New York, NY

Phone:

2. Notice given:

☒ At hiring

☐ Before a change in pay rate(s), allowances claimed, or payday

3.   Employee’s pay rate(s): State if pay is based on an hourly, salary, day rate, piece rate, or other basis.

$340,000

Employers may not pay a non-hourly rate to a non-exempt employee in the Hospitality Industry, except for commissioned salespeople.

4.   Allowances taken:

☒ None

☐ Tips       per hour

☐ Meals     per meal

☐ Lodging

☐ Other

5. Regular payday: Last day of month in arrears

6.   Pay is:

☐ Weekly

☐ Bi-weekly

☒ Other: Monthly

7.   Overtime Pay Rate:

Most workers in NYS must receive at least 1 1/2 times their regular rate of pay for all hours worked over 40 in a workweek, with few exceptions. A limited number of employees must only be paid overtime at 1 1/2 times the minimum wage rate, or not at all.

This employee is exempt from overtime under the following exemption (optional):

8. Employee Acknowledgement:

On this day, I received notice of my pay rate, overtime rate (if eligible), allowances, and designated payday. I told my employer what my primary language is.

Check one:

☒ I have been given this pay notice in English because it is my primary language.

☐    My primary language is              . I  have been given this pay notice in English only, because the Department of Labor does not yet offer a pay notice form in my primary language.

Kenneth Newman
Print Employee Name

Employee Signature

Date

Preparer Name and Title

The employee must receive a signed copy of this form. The employer must keep the original for 6 years.

LS 59 (02/15)

FIRST AMENDMENT

TO

OFFER LETTER AGREEMENT

This First Amendment (the “First Amendment”) to that certain offer letter agreement (the “Offer Letter”), dated December 15, 2014, by and between Verona Pharma, Inc. (the “Company”) and Kenneth B. Newman (the “Executive” and, together with the Company, the “Parties”) is made as of March 28, 2017 by and between the Company and Executive.  Except as set forth in this First Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer Letter.

WITNESSETH

WHEREAS, the Company and Executive desire to amend the terms of the Offer Letter as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree to the following:

1.                                      Amendment to the Offer Letter.  The Offer Letter is hereby amended by adding Section 16, which shall read as follows:

16.                               EXCISE TAX.

(a) 280G Parachute Payments.  If any payment or benefit that you would receive following a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding awards under Parent’s equity incentive plan; and reduction of employee benefits. In the event that acceleration of vesting of outstanding awards under Parent’s equity incentive plan is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of your outstanding equity awards.

(b) Calculations. All calculations required to be performed under this Section 16 shall be made by a public accounting or employee benefits consulting firm with a national practice selected by the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations on the applicable matter to both to the Company and you.  All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you.

2.                                      No Other Amendment.  Except as expressly set forth in this First Amendment, the Offer Letter shall remain unchanged and shall continue in full force and effect according to its terms.

3.                                      Acknowledgement.  Executive acknowledges and agrees that Executive has carefully read this First Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on Executive and the Company.

4.                                      Governing Law; Counterparts.  This First Amendment shall be construed in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would result in the application of other law, and may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:	30 MAR ; '20	/s/ Kenneth B. Newman
Kenneth B. Newman

VERONA PHARMA, INC.

Dated:	29 March 2017	By:	/s/ Jan-Anders Karlsson
		Name:	Jan-Anders Karlsson
		Its:	CEO